Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made and entered into as of December 28, 2025 (“Effective Date”) by and between CDT Equity Inc. a Delaware corporation with principal offices located at 4851 Tamiami Trail North, Suite 200, Naples, FL, 34103 (“Company”), and Thesprogen, PC, having an address at 151 Praxitelous, GR-18535 Piraeus, Greece (“Thesprogen”). In this Agreement, Company and Thesprogen are sometimes referred to individually as a “Party” and together as the “Parties.”

WHEREAS, Thesprogen has substantial expertise in advising clients on strategies for Pharmaceutical and Biotech development; and

WHEREAS, Company wishes to engage Thesprogen to provide consulting services in their area of expertise.

NOW, THEREFORE, the Parties, intending to be legally bound, agree as follows:

1.	SERVICES. Thesprogen agrees to provide Company with the consulting services (“Services”) described in Appendix A to this Agreement. Thesprogen will perform the Services in good faith, with all due care, skill, and ability, and to the highest standards of professional and ethical competence and integrity. Thesprogen will keep accurate records of their Services including authorized expenditures. The Services will commence on January 1, 2026.

2.	COMPENSATION. In consideration for the Services performed by Thesprogen, Company agrees to compensate Thesprogen as set forth in Appendix A. Invoices will be submitted by Thesprogen via email to the email address for Company set forth on Appendix A.

3.	WORK PRODUCT AND DELIVERABLES. Any work product and deliverables to be provided pursuant to the Services are described in Appendix A. Thesprogen agrees to treat as for the sole benefit of Company and to fully and promptly disclose and assign to Company, without additional compensation, all right, title and interest in and to any and all intellectual property embodied in such work product and deliverables. Works of authorship that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. Thesprogen agrees to sign all papers and take other actions, at Company’s expense and reasonable request, to assign, secure and enforce rights to such intellectual property.

4.	RELATIONSHIP OF THE PARTIES. Thesprogen is an independent contractor to and not an employee of Company. Company will not withhold taxes or provide any benefits to Thesprogen, such as health insurance, leave, or any other employee benefits. Thesprogen will have no management activities, authority or responsibilities on behalf of Company.

5.	CONFIDENTIAL INFORMATION. Subject to the limitations set forth in Section 6, all information disclosed by one Party to the other shall be deemed to be “Confidential Information.” Confidential Information may include, without limitation, any technical information, trade secret, patent application, technique, invention, idea, process, or formula; any data or information relating to any past, current and contemplated research and development activities, clinical trials, and the like; and any commercial, engineering, manufacturing, marketing, partnering, regulatory, servicing, financing or personnel matter, plan, program or strategy, suppliers, clients, customers, employees, investors, partners or business opportunities of a Party, whether in oral, written, visual, graphic or electronic form. All Confidential Information (including all copies thereof) shall remain at all times the property of the Party that discloses it (“Disclosing Party”).

6.	COMPANY POLICIES. As a condition of your Services, you are and will be required at all times to comply with and observe the Company’s policies and rules, including any anti-harassment, workplace violence, drug-free and safety-related rules and policies, of the Company while working on the Company’s premises or performing the Services.

7.	EXCLUSIONS FROM CONFIDENTIAL INFORMATION, Confidential Information shall not include information that the Party that receives it (“Receiving Party”) can demonstrate by competent written proof: (a) is now, or hereafter, becomes generally known or available in the public domain through no act or failure to act by Receiving Party; (b) as demonstrated written records of Receiving Party, is already known by Receiving Party at the time of receiving such information; (c) is hereafter furnished to Receiving Party by a third party, as a matter of right and without restriction on disclosure; (d) is independently developed by Receiving Party without any use of or reference to the Confidential Information; or (e) is approved in writing for disclosure by Disclosing Party.

8.	DISCLOSURE DUE TO OPERATION OF LAW. Notwithstanding any other provision of this Agreement to the contrary, disclosure of Confidential Information by Receiving Party will not be precluded if such disclosure: (a) is made in response to a valid order of a court or other governmental body of the United States or any political subdivision thereof having competent jurisdiction; or (b) is otherwise required by law or regulation; provided, however, that Receiving Party shall first have given reasonable prior notice to Disclosing Party, to the extent legally permissible, and shall have made a reasonable effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued.

9.	LIMITATIONS ON USE. Receiving Party may use the Confidential Information only to the extent required to provide the Services and for no other purpose. Receiving Party shall maintain all Confidential Information in trust and strict confidence and shall not disclose any of the Confidential Information to any other third party without Disclosing Party’s prior written consent.

10.	MAINTENANCE OF CONFIDENTIALITY. Receiving Party agrees to take reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information. Without limiting the foregoing Receiving Party will take at least those measures that it takes to protect its own confidential information of a similar nature.

11.	NO LICENSE OR IMPLIED RIGHTS. No rights or licenses to copyrights, inventions, know-how, patents, trademarks, trade secrets, or any other intellectual property rights, are implied or granted under this Agreement except as expressly set forth herein.

12.	TERM, TERMINATION AND SURVIVAL. This Agreement will expire six (6) months from the Effective Date unless earlier terminated or extended by mutual agreement. Each Party reserves the right, in its sole discretion, to terminate the discussions relating to the Purpose at any time and for any reason, including no reason. Either Party may terminate this Agreement if the other Party commits a material breach of this Agreement that is not remedied within thirty (30) days after receiving written notice of such breach or within such other period as is reasonable under the circumstances. Receiving Party’s obligations regarding confidentiality under this Agreement will continue for a period of five (5) years after any expiration or termination of this Agreement. The provisions of this Agreement that expressly or by implication are intended to come into or remain in force on or after its expiration or termination shall remain in full force and effect, including Sections 4 - 11 and 13 - 17.

13.	TREATMENT OF CONFIDENTIAL INFORMATION UPON TERMINATION. Upon expiration or termination of this Agreement, Receiving Party shall promptly return or destroy, as directed by Disclosing Party, all copies of Confidential Information and provide Disclosing Party with all work product and deliverables described in the Services and confirm such actions in writing. Notwithstanding the foregoing, Receiving Party may retain copies of Confidential Information as is reasonably required to comply with its internal document retention policies or applicable law or to ensure its compliance with the provisions of this Agreement. In addition, Receiving Party will not be obligated to destroy copies of such information remaining on its standard computer back-up systems. Any Confidential Information so retained will continue to be subject to the terms of this Agreement for the period set forth herein.

14.	REMEDIES. Thesprogen’s liability to the Company for any claim arising out of or relating to this Agreement and the work performed under the Agreement, whether in contract, tort, or otherwise, shall not exceed the amount of fees paid by Company to Thesprogen under this Agreement. Thesprogen shall not be liable for any consequential, incidental, indirect, special, or punitive damages, or for any loss of profits, revenue, data, or business opportunities, arising out of or relating to this Agreement and the work performed under the Agreement.

15.	SECURITIES LAWS. Company is a publicly traded company. Thesprogen acknowledges that: (i) trading in securities of Company is subject to applicable securities legislation; (ii) as a result of the disclosure of the Confidential Information by Company to Thesprogen, Thesprogen may possess material, non-public information of Company; and (iii) any trading by Thesprogen or its Representatives in the securities of Company while in possession of such material, non-public information may be a violation of applicable securities legislation and is at all times prohibited.

16.	NOTICE. All demands, notices and requests under this Agreement, other than routine communications, shall be in writing, in each case to the attention of the other Party’s signatory at the address above. Either Party may give any notice under this Agreement by customary means (including personal delivery, overnight courier, or by certified postal delivery but expressly not including fax or email), and such notice or other communication shall not be deemed duly given when the Party for whom it is intended receives it. Any Party may change the address to which notices and other communications are to be delivered.

17.	MISCELLANEOUS.

(a) Each of the undersigned warrants that they have the authority to enter into this Agreement and to disclose the Confidential Information provided hereunder.

(b) In the performance of its permitted activities under this Agreement, each Party shall comply with all applicable laws, including all applicable export control, anti-corruption and anti-bribery laws and regulations.

(c) Neither Party shall have the right to use the other Party’s name or likeness in any publications, publicity or other materials or presentations without obtaining the prior written consent of the other Party.

(d) Neither this Agreement nor any rights or obligations under this Agreement are assignable by either Party without the prior written approval of the other Party, except that either Party may assign this Agreement to an Affiliate without such consent and Company may assign this Agreement in the context of a sale of all or substantially all of its assets that relate to this Agreement without such consent.

(e) This Agreement shall be governed by the laws of the State of Delaware as applied to disputes involving parties located entirely within the State and without giving effect to its choice of law provisions. Any claim or controversy arising out of or related to this Agreement or any breach hereof shall be submitted to a court of competent jurisdiction in the State of Delaware, and each Party hereby consents to the jurisdiction and venue of such court.

(f) This Agreement constitutes the final, complete and exclusive agreement of the Parties relative to the subject matter hereof and supersedes all prior and contemporaneous understandings and agreements relating to its subject matter. This Agreement may not be changed, modified, amended or supplemented except by a written instrument signed by both Parties.

(g) Section headings are included for convenience only and will not be deemed to be a part of this Agreement.

(h) Any failure to enforce any provision of this Agreement shall not constitute a waiver thereof or of any other provision, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. To be effective hereunder, any waiver of any right, power, or privilege hereunder shall be in writing and signed by the Party against whom the waiver is sought to be enforced.

(i) If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering into this Agreement may be realized.

(j) Neither Party shall be deemed to have defaulted under or to be in breach of this Agreement for failure or delay in fulfilling material obligations when such failure or delay is directly caused by an event outside of their reasonable control, including but not limited to war, acts of war, insurrections, acts of terrorism, epidemics or pandemics, or acts of God (a “Force Majeure Event”). Each Party shall inform the other promptly and in writing of any such Force Majeure Event and the Parties will discuss the situation, and acting in good faith, agree on the appropriate course of action under the circumstances.

(k) For the convenience of the Parties, this Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed in PDF form or by other electronically transmitted signatures and such signatures will be deemed to bind each Party as if they were the original signatures.

IN WITNESS WHEREOF, each Party has caused the Agreement to be executed effective as of the date set forth above.

For, and on behalf of,

THESPROGEN PC

By:	/s/ A. Liapakis
Name:	A. Liapakis
Title:	Managing Director

For, and on behalf of,
CDT EQUITY INC.

By:	/s/ James Bligh
Name:	James Bligh
Title:	CFO

APPENDIX A

Description of Services, Work Product and Deliverables to be Provided by Thesprogen:

Compensation from Company to Thesprogen:

For Services requested by Company, and rendered by Thesprogen, pursuant to this Agreement, Company agrees to pay Thesprogen a fixed fee of $155,000.00, payable in a number of shares of the Company’s common stock determined by dividing (i) $155,000.00, by (ii) the closing per-share price of the Company’s common stock as listed on The Nasdaq Stock Market on the Grant Date (with any fractional shares rounded up to the nearest whole share), which shares shall be fully vested (and fully paid and nonassessable) on the Grant Date. The initial term of this agreement shall be six (6) months, further terms may be mutually agreed between the parties.

Reasonable expenses will be reimbursed by Company at cost. Substantial expenses not in the usual course of business, and air and hotel travel must be pre-approved by Company, as agreed to in writing by the Parties.

To the extent applicable to the Services, the following items are specified (but not limited to):

1.	Evaluating the Company’s recent pre-clinical data on AZD1656

2.	Devising strategies to optimize CDT’s pre-clinical development including possible human organ models in COPD or Fibrosis (IPF, NASH, Kidney)

3.	Devising strategies to optimize CDT’s press releases and public messaging, and as a result, position the Company for increased stockholder value.